Exhibit 23.3

[Fearnley Consultants AS LETTERHEAD]

Diamond S Shipping Group, Inc.

33 Benedict Place

Greenwich, Connecticut 06830

March 6, 2014

Dear Sirs,

re.: Diamond S Shipping Group, Inc. – consent to use of information

Reference is made to the Amendment No. 3 to the Form S-1 registration statement (the “Registration Statement”) relating to the offer and sale of common shares, no par value per share, of Diamond S Shipping Group, Inc.

We hereby consent to all references to our name in the Registration Statement and to the use of the statistical and graphical information supplied by us, as set forth therein. We have accurately described the international tanker market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in the Registration Statement. We further hereby advise Diamond S Shipping Group, Inc. that (i) certain of the information provided is based on estimates or subjective judgments, (ii) the information in the databases of other shipping data collection agencies may differ from the information in our database, and (iii) while we have taken reasonable care in the compilation of the statistical and graphical information and believe it to be accurate and correct, data collection is subject to limited audit and validation procedures.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of Diamond S Shipping Group, Inc. to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Experts”.

Sincerely,
for Fearnley Consultants AS

/s/ Sverre B. Svenning_____________
Name: Sverre B. Svenning
Title: Director